Exhibit 10.4

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SHARE SUBSCRIPTION AGREEMENT

with regard to

PHARVARIS B.V.

for the terms and conditions of the subscription of the

Series C Shares in the Company

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TABLE OF CONTENTS

INTRODUCTION		4

RECITALS		5

1	DEFINITIONS AND INTERPRETATION	6

1.1	Definitions and interpretation	6
1.2	Schedules and Annexes	7

2	SHARE SUBSCRIPTION	7

2.1	Share subscription	7
2.2	Waiver of Transfer Restrictions	9
2.3	Payment of Subscription Price	9
2.4	Use of the Subscription Proceeds	9

3	CLOSING	10

3.1	Conditions to the Closing	10
3.2	Fulfillment or Waiver of the Closing Conditions	10
3.3	Place of the Closing	10
3.4	Closing Obligations	10

4	REPRESENTATIONS AND WARRANTIES	12

4.1	Parties’ representations and warranties	12
4.2	Representations and Warranties by the Company	14
4.3	Investment decision	16

5	CONFIDENTIALITY AND ANNOUNCEMENTS	16

6	MISCELLANEOUS	17

6.1	Further action	17
6.2	Invalidity	17
6.3	Amendment	17
6.4	Costs	17
6.6	Entire agreement	18
6.7	No implied waiver	18
6.8	No rescission	18
6.9	Counterparts	18
6.10	Notices	19
6.11	Assignment or encumbrance	19
6.12	Notary	19
6.13	Governing Law	19
6.14	Disputes	20

Schedule 1.	DEFINITIONS AND INTERPRETATION	35

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SHARE SUBSCRIPTION AGREEMENT

INTRODUCTION

This share subscription agreement (the “Agreement”) is entered into on 3 November 2020 among:

1.

Pharvaris B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Leiden, The Netherlands (address: J.H. Oortweg 21, 2333 CH Leiden, the Netherlands, trade register number: 64239411) (the “Company”);

2.

Foresite Capital Fund IV, L.P., a limited partnership under the laws of the state of Delaware, the United States of America, having its registered office at 600 Montgomery Street, Suite 4500, San Francisco, CA 94111 (file number 6382791) (“Foresite-1”) and Foresite Capital Fund V, L.P., a limited partnership under the laws of the state of Delaware, the United States of America, having its registered office at 600 Montgomery Street, Suite 4500, San Francisco, CA 94111 (file number 7666811) (“Foresite-2” and, together with Foresite-1, “Foresite”);

3.

Bain Capital Life Sciences Fund, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered with the Cayman Islands Registrar of Exempted Limited Partnerships (registration number 87418) (“Bain Capital”);

4.

BCIP Life Sciences Associates, LP, a limited partnership formed under the laws of the state of Delaware, the United States of America, having its registered office at Suite 302, 4001 Kennett Pike, Wilmington, Delaware, 19807 and registered with the Secretary of State of the State of Delaware (registration number 6201990) (“BCIP”, and together with Bain Capital, “Bain”);

5.

venBio Global Strategic Fund III, L.P., a Cayman Limited Partnership under the laws of the Cayman Islands (registration number Cert #WC-95981), having its registered office at 1700 Owens Street Suite 595 San Francisco, CA 94158 (“venBio”);

6.

Venrock Healthcare Capital Partners III, L.P., a limited partnership formed under the laws of the State of Delaware in the United States of America, having its registered office at 3340 Hillview Avenue, Palo Alto, CA 94304 and registered with the Delaware Secretary of State, Division of Corporations (file number 6828508) (“Venrock-1”), VHCP Co-Investment Holdings III, LLC, a limited liability company formed under the laws of the state of Delaware, the United States of America, having its registered office at 3340 Hillview Avenue, Palo Alto, CA 94304 and registered with the Delaware Secretary of State, Division of Corporations (file number 6828501) (“Venrock-2”) and Venrock Healthcare Capital Partners Eg, L.P., a limited partnership formed under the laws of the State of Delaware in the United States of America, having its registered office at 3340 Hillview Avenue, Palo Alto, CA 94304 and registered with the Delaware Secretary of State, Division of Corporations (file number 7852507) (“Venrock-3” and, together with Venrock-1 and Venrock-2, “Venrock”);

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7.

Viking Global Opportunities Illiquid Investments Sub-Master LP, a limited partnership under the laws of the Cayman Islands, having its registered address at Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman KY1-1104 Cayman Islands, and registered with the Cayman Islands Registrar of Exempted Limited Partnerships (registration number 693988) (“Viking”);

8.

General Atlantic PH B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam (address: Raamplein 1, 1016XK Amsterdam, the Netherlands, trade register number: 78698154) (“GA”); and

9.

Cormorant Private Healthcare Fund III, LP, a limited partnership under laws of Delaware, having its registered office at the Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, DE 19801, and registered with the State of Delaware Division of Corporation under number 7995704 (“Cormorant-1”), Cormorant Global Healthcare Master Fund, LP, a limited partnership under the laws of Cayman Islands, having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered with Cayman Islands Monetary Authority under number MC-71235 (“Cormorant-2”) and CRMA SVP, L.P., a limited partnership under the laws of Cayman Islands, having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered with Cayman Islands Monetary Authority under number MC-83458 (“Cormorant-3” and, together with Cormorant-1 and Cormorant-2, “Cormorant”), the parties under number 2 through 9 are collectively referred to as the “Subscribers” and each individually as a “Subscriber”; the parties under 1 through 9 collectively referred to as the “Parties” and each individually as a “Party”; and the parties under number 7 through 9 are collectively referred to as the “New Subscribers” and each individually as a “New Subscriber”.

RECITALS

A.

The Company is the sole shareholder of Pharvaris Holdings B.V. (the “Dutch Holdco”), which in turn is the sole shareholder of Pharvaris GmbH (the “Swiss Subsidiary”), of Pharvaris Netherlands B.V. (the “Dutch Subsidiary”) and of Pharvaris, Inc. (the “US Subsidiary”) (the Company, the Dutch Holdco, the Dutch Subsidiary, the Swiss Subsidiary and the US Subsidiary, together the “Group”, and each individually a “Group Company”).

B.	The Group is involved in the development and commercialization of a treatment of hereditary angioedema through orally available bradykinin B2 receptor antagonists (the “Business”).

C.	In order to further develop the Business, the Company wishes to attract additional equity financing and the Subscribers are willing to provide such financing.

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D.	The capitalization of the Company directly prior to the Investment is as set out in Part A of Schedule 2 (Capitalization of the Company).

E.	The present Articles of the Company have been laid down in the Company’s deed of incorporation dated 30 September 2015, as amended by a deed of amendment dated 1 August 2019.

F.

On 8 October 2020, the Company, Viking and GA entered into a term sheet with respect to the terms of a proposed investment whereby the Subscribers shall subscribe to and receive convertible preferred Series C Shares (“Series C Shares”) each with a nominal value of EUR 0.01 in the share capital of the Company.

G.

At the Closing (as defined below), Series C Shares shall be issued to the Subscribers and the capitalization of the Company shall be as set out in Part B of Schedule 2 assuming the Company receives USD 80 million in aggregate gross proceeds (Capitalization of the Company).

H.

At the Closing, the Parties and Company’s other shareholders shall enter into the second amended and restated shareholders agreement regarding the terms and conditions of the shareholdings in the Company, which is attached to this Agreement as Schedule 4 (Shareholders Agreement) (the “Shareholders Agreement”).

I.	Each of the Parties has, prior to the Closing, obtained any and all necessary approvals and permits for the transactions contemplated hereby.

J.	Each of the New Subscribers has conducted due diligence with respect to the Company and the Business.

K.

Ultimately one (1) day prior to the Closing Date, the Parties will enter into a notary letter managing the funds flow at the Closing (Notary Letter) (the “Notary Letter”), a form of which attached to this Agreement as Schedule 11.

L.	The Parties wish to lay down in this Agreement the terms and conditions for the subscription by the Subscribers to the Subscriber Shares.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalized terms and expressions used in this Agreement have the meanings ascribed thereto in Schedule 1 (Definitions and Interpretation).

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1.1.2	The provisions set out in Schedule 1 (Definitions and Interpretation) shall apply throughout this Agreement.

1.2	Schedules and Annexes

In this Agreement, each of the Schedules and Annexes forms part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include a reference to all Schedules and Annexes.

2	SHARE SUBSCRIPTION

2.1	Share subscription

2.1.1	At Closing and subject to the terms and conditions of this Agreement and in accordance with the Deed of Issue, as attached hereto as Schedule 3 (Deed of Issue):

a.

Foresite-1 shall subscribe for, acquire and pay up 364,143 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 5,000,011.12 (five million and eleven United States Dollar and twelve United States Dollar cent);

b.

Foresite-2 shall subscribe for, acquire and pay up 364,142 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 4,999,997.39 (four million nine hundred ninety-nine thousand nine hundred ninety-seven United States Dollar and thirty-nine United States Dollar cent);

c.

Bain Capital shall subscribe for, acquire and pay up 660,660 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 9,071,456.39 (nine million seventy-one thousand four hundred fifty-six United States Dollar and thirty-nine United States Dollar cent);

d.

BCIP shall subscribe for, acquire and pay up 67,625 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 928,552.11 (nine hundred twenty-eight thousand five hundred fifty-two United States Dollar and eleven United States Dollar cent);

e.

venBio shall subscribe for, acquire and pay up 728,285 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 10,000,008.51 (ten million and eight United States Dollar and fifty-one United States Dollar cent);

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f.

Venrock-1 shall subscribe for, acquire and pay up 197,118 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 2,706,607.55 (two million seven hundred six thousand six hundred and seven United States Dollar and fifty-five United States Dollar cent);

g.

Venrock-2 shall subscribe for, acquire and pay up 19,707 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 270,594.85 (two hundred seventy thousand five hundred ninety-four United States Dollar and eighty-five United States Dollar cent);

h.

Venrock-3 shall subscribe for, acquire and pay up 220,146 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 3,022,802.71 (three million twenty two thousand eight hundred and two United States Dollar and seventy-one United States Dollar cent);

i.

Viking shall subscribe for, acquire and pay up 1,420,155 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 19,500,006.29 (nineteen million five hundred thousand and six United States Dollar and twenty-nine United States Dollar cent);

j.

GA shall subscribe for, acquire and pay up 1,420,155 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 19,500,006.29 (nineteen million five hundred thousand and six United States Dollar and twenty-nine United States Dollar cent);

k.

Cormorant-1 shall subscribe for, acquire and pay up 291,460 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 4,002,008.11 (four million two thousand and eight United States Dollar and eleven United States Dollar cent);

l.

Cormorant-2 shall subscribe for, acquire and pay up 67,840 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 931,504.26 (nine hundred thirty-one thousand five hundred and four United States Dollar and twenty-six United States Dollar cent);

m.

Cormorant-3 shall subscribe for, acquire and pay up 4,843 Series C Shares, to be issued at the Investor Subscription Price Per Share, comprising a total issue price of USD 66,498.75 (sixty-six thousand four hundred ninety-eight United States Dollar and seventy-five United States Dollar cent);

the total price to be paid under (2.1.1) (a) through (m), the “Subscription Price”, and the Series C Shares to be issued, the “Subscriber Shares”.

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2.1.2

The number of Subscriber Shares for which each Subscriber has subscribed is set forth in Clause 2.1.1 along with the applicable payment amount. Any contribution amounts in excess of the nominal value of the Subscriber Shares shall be administered in the books of the Company as non-stipulated share premium (ongebonden agio).

2.2	Waiver of Transfer Restrictions

2.2.1

Each of the Parties (excluding the New Subscribers) hereby waives its pre-emption rights, including but not limited to those set forth in Clause 7 (Pre-emptive rights) of the Shareholders Agreement or any other transfer restrictions and its rights of first refusal and similar rights in relation to the issuance of the Series C Shares under and in accordance with this Agreement.

2.3	Payment of Subscription Price

2.3.1

On the Business Day prior to the Closing Date, each of the Subscribers shall severally and not jointly pay its relevant part of the Subscription Price for its respective Subscriber Shares as set out in the Deed of Issue, in accordance with the Notary Letter, into the USD Notary Account and further in accordance with the payment request of the Company. The Notary will hold the Subscription Price so received for and on behalf of the Subscribers until the Deed of Issue has been executed, which shall be no later than one Business Day following receipt of funds by all Subscribers, and immediately thereafter for and on behalf of the Company and shall pay such amount on the Closing Date to the bank account of the Company designated by it.

2.3.2

Each Subscriber shall, severally and not jointly, be liable for its relevant part of the Subscription Price for its respective Subscriber Shares as set out in the Deed of Issue, and a failure by any Subscriber to satisfy a payment obligation will not result in any of the other Subscribers becoming liable for such payment obligation.

2.4	Use of the Subscription Proceeds

2.4.1

The proceeds from the Closing shall be used for general working capital purposes in accordance with the Operating Budget, attached as Schedule 5 (Operating Budget) as established in accordance with the Shareholders Agreement from time and the Company’s business plan as presented to the Board from time to time, and subject to any changes that may be approved by the Board following the Closing.

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3	CLOSING

3.1	Conditions to the Closing

On or before the Closing Date, the Parties shall proceed with the Closing, subject to the following conditions:

a.	each of the New Subscribers has finalized its financial and legal due diligence investigation with respect to the Company and the Business;

b.	the Closing Obligations referred to in Clause 3.4.2 (a) through (e) have been satisfied,

the conditions under (a) and (b) hereinafter the “Closing Conditions”.

3.2	Fulfillment or Waiver of the Closing Conditions

3.2.1	The Parties shall use reasonable efforts to cause the Closing Conditions to be fulfilled as soon as possible prior to the Closing Date.

3.2.2	Notwithstanding Clause 6.4, the Closing Conditions may solely be waived by the Parties jointly in writing prior to or on the Closing Date.

3.3	Place of the Closing

The Closing shall take place on the Closing Date at the offices of NautaDutilh N.V. at Beethovenstraat 400 (1082 PR) Amsterdam, the Netherlands.

3.4	Closing Obligations

3.4.1

Subject only to the satisfaction or waiver of the Closing Conditions, the Closing Date, and the payment by each Subscriber of the aggregate amounts set forth under Clause 2.1.1 to the USD Notary Account, shall be no later than one Business Day after the Subscription Price has been received by the Notary. The Parties hereby agree and acknowledge that failure by any New Subscriber to pay the applicable amounts specified in Clause 2.1.1 with respect to the Subscriber Shares to the USD Notary Account upon satisfaction or waiver of the Closing Conditions shall constitute a material breach of this Agreement, and the Company shall be entitled to seek all rights and remedies available to it under law or equity. The Parties acknowledge and agree that monetary damages may not be an adequate remedy for breach of this Clause 3.4.1 and that the Company may seek to enforce specifically the obligations under this Clause 3.4.1 (without prejudice to any other remedies available to it at law or equity).

3.4.2	At the Closing:

a.	the Company shall have delivered the up-to-date shareholders’ register of the Company to the Notary;

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b.	the Company shall have delivered an executed management rights letter satisfactory to Viking and GA;

c.

the Parties shall have delivered to the Notary powers of attorney duly executed by them, and to the extent required by the Notary, legalized and apostilled and accompanied by an authority statement, in each case authorizing their respective representatives or the Notary to attend to and execute the Deed of Issue;

d.	the Company shall have delivered executed IPO Allocation Letters to GA and Viking in the form attached to this Agreement as Schedule 13 (IPO Allocation Letters);

e.	the Company’s shareholders shall have provided to the Notary an executed written resolution of the General Meeting of the Company:

i.	to approve the Investment and that the Company enters into the Shareholders Agreement and all documents referred to therein or ancillary thereto;

ii.	to issue the Series C Shares;

iii.	to amend and restate the Articles in accordance with the deed of amendment of the Articles attached as Schedule 6 (Articles of Association);

iv.	to waive any pre-emptive rights or rights of first refusal of the shareholders of the Company in connection with the issuance of the Series C Shares; and

v.

to amend the Company’s 2016 Equity Incentive Plan, as amended and restated from time to time, to, among other things, increase the number of unallocated incentive awards with 1,000,000 following the Closing on a post money basis, so that the total unallocated portion immediately following the Closing shall represent 5.02% of the Company’s fully diluted capitalization.

the “Shareholders Resolution”;

f.	the Parties shall have executed the Shareholders Agreement (attached as Schedule 4 (Shareholders Agreement));

and subject to the Notary having received all documents required by him, at the Closing Date:

g.	the Parties shall instruct the Notary to proceed with the Closing in accordance with the Notary Letter;

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h.	the Notary shall execute the deed of amendment of the Articles of Association of the Company so that the Articles of Association will be in the form as set out in Schedule 6 (Articles of Association);

i.	the Series C Shares shall be issued to the Subscribers through the execution of the Deed of Issue by the Notary;

j.	the Company shall register the issue of the Series C Shares in its shareholders’ register;

k.	the Parties shall take such action and sign such documents as shall be required to effectuate the Closing; and

l.

the Subscribers shall receive from NautaDutilh N.V., Netherlands counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form attached as Schedule 10 (Opinion of Dutch Counsel) hereto.

3.4.3	The total Subscription Price for the Series C Shares deposited at the USD Notary Account shall be disbursed in accordance with the Company’s instruction under the Notary Letter.

3.4.4	The Company covenants and agrees to maintain the D&O Insurance in accordance with the Shareholders Agreement.

4	REPRESENTATIONS AND WARRANTIES

4.1	Parties’ representations and warranties

4.1.1

Without prejudice to any other representations and warranties contained in this Agreement, each Party hereby represents and warrants, severally and not jointly, on behalf of such Party only to the other Parties as follows:

a.

except if such a Party is a natural person and not a legal entity or (limited) partnership, it is duly organized, and validly existing under the laws of its incorporation or formation, and has all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted;

b.

it has full power and authority (corporate or otherwise) to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of its articles of association or other governing documents, as far as applicable; and

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c.

this Agreement constitutes its legal and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by other principles of general applicability.

4.1.2

Without prejudice to any other representations and warranties contained in this Agreement, each Subscriber hereby represents and warrants, severally and not jointly, on behalf of such Subscriber to the Company as follows:

a.

this Agreement is made with the Subscribers in reliance upon the Subscriber’s representation to the Company, which by the Subscriber’s execution of this Agreement, the Subscriber hereby confirms, that the Series C Shares to be acquired by the Subscriber will be acquired for investment for the Subscriber’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Subscriber has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Subscriber further represents that the Subscriber does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series C Shares.

b.

the Subscriber has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Series C Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Subscribers to rely thereon.

c.

the Subscriber understands that the Series C Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein. The Subscriber understands that the Series C Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Subscriber must hold the Series C Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Subscriber acknowledges that the Company has no obligation to register or qualify the Series C Shares, or the Ordinary Shares into which it may be converted, for resale except as set forth in the Shareholders’ Agreement. The Subscriber further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Subscriber’s control, and which the Company is under no obligation and may not be able to satisfy.

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d.	the Subscriber understands that no public market now exists for the Series C Shares, and that the Company has made no assurances that a public market will ever exist for the Series C Shares.

e.

the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Series C Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series C Shares. The Subscriber’s subscription and payment for and continued beneficial ownership of the Series C Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

f.	the Subscriber is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

g.

neither the Subscriber, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Series C Shares.

h.

the Subscribers Representatives are not aware of any material Warranty Breach provided, however, that the foregoing shall not limit or otherwise affect Subscribers’ remedies with respect to any Warranty Breach of any Fundamental Warranties or Tax Warranties and shall not qualify or otherwise limit the Section 4.2.4 or 4.2.5.

4.2	Representations and Warranties by the Company

4.2.1

Without prejudice to the representations and warranties contained in this Agreement, the Company represents and warrants to the Subscribers that the warranties set out in Clause 4.1 and Schedule 7 (Representations and Warranties) are true and accurate on the date of this Agreement and at the Closing Date, provided that no circumstances, facts or events shall constitute a breach of such Representations and Warranties (a “Warranty Breach”) to the extent that they have been specifically fully and fairly disclosed in all material respects in the Disclosure Letter. Any information that is Made Available in the Data Room shall not qualify the representations and warranties contained in Schedule 7, unless such information is set forth in the Disclosure Letter consistent with the foregoing

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4.2.2

In case of a Warranty Breach, the Company shall reimburse and hold the Subscribers harmless for all Damages. The Subscribers’ damage shall be deemed to include the damages suffered by the Company pro rata to the indirect percentage of Series C Shares held by and per Subscriber, subject, however to the following provisions:

a.

In each case of a Warranty Breach, the Company shall be granted the possibility to remedy the inaccuracy and/or incorrectness of the applicable Warranties within a reasonable period of time which shall not exceed 20 (twenty) calendar days after having been given notice of such Warranty Breach in such a way that the Company realizes the situation which would have existed, had the Warranties been true and accurate.

b.

The aggregate maximum liability of the Company for Warranty Breaches (i) shall not exceed the total amount actually invested by the Subscribers at the Closing, and (ii) no liability shall arise unless the Damages resulting from all Warranty Breaches exceed an amount of USD 240,000 (two hundred and forty thousand United States Dollars), in which case the Company shall be liable for the entire amount and not only the excess.

c.

The Subscribers shall not be entitled to any compensation for a Warranty Breach unless notice (the “Claim Notification”) in writing of such claim has been received by the Company containing a description of the facts and circumstances that gave rise to the claim, as well as an estimate of the amount of the claim, all to the extent known to the Subscribers.

d.

The Subscribers undertake to inform the Company as soon as reasonably possible after becoming aware of facts and circumstances that could give rise to a claim for either a Warranty Breach. Any failure or delay on the part of the Subscribers to notify the Company shall not prejudice the right of the Subscribers to make a claim, but the Damages payable shall be reduced to the extent Damages have arisen solely and directly as a consequence of such delay.

e.

Other than with respect to Fundamental Warranties or Tax Warranties, the Subscribers shall not be entitled to claim any Damages after 24 (twenty four) months have lapsed after the Closing Date, with respect to Warranty Breaches; it being understood, however, that a claim by the Subscribers in relation to any Damages relating to the Fundamental Warranties or Tax Warranties may be made within 60 (sixty) days after the expiration of the applicable statute of limitation.

f.	Title 1 of Book 7 of the Dutch Civil Code shall not be applicable to the acquisition of the Shares by the Subscribers pursuant to this Agreement.

4.2.3

The Parties acknowledge and confirm that (i) the Subscribers have decided to enter into this Agreement solely in reliance on the Representations and Warranties in the terms stated herein. Each Subscriber acknowledges and confirms that the Representations and Warranties are the

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only representations, warranties or other assurances of any kind given by or on behalf of the Company on which the Subscribers may rely (and has relied upon) in entering into this Agreement and the transactions contemplated herein and shall not have the right to invoke any warranties contained in or implied by Dutch law. In particular, each Subscriber acknowledges and agrees that the Company does not make any representation or warranty as to the accuracy of forecasts, estimates, projections, statements of intent or any opinion provided to the Subscribers.

4.2.4	Nothing in this Agreement shall limit the liability of the Company in the event of fraud (bedrog) or willful misconduct (opzet) on the part of the Company’s employees.

4.2.5

Notwithstanding anything in this Agreement to the contrary, the rights of any Subscriber to recover any Damages or seek any other remedy with respect to a Warranty Breach of the Fundamental Warranties or Tax Warranties hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, (whether before or after the execution and delivery of this Agreement or the Closing Date), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement made by the Company or any other matter, other than, for the avoidance of doubt, expressly set forth in the Disclosure Letter with specific reference to the Fundamental Warranties or Tax Warranties. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to recover Damages, or seek any other remedy based on any such representation, warranty, covenant or agreement. No Subscriber shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Subscriber to be entitled to recover Damages or seek any other remedy hereunder.

4.3	Investment decision

4.3.1

Each Subscriber acknowledges and confirms that (i) it may not rely on any investigation that another Subscriber, any of its Affiliates or any person acting on its behalf, may have conducted or made available in any form, and none of such persons has made any representation to the Subscribers, express or implied, with respect to the Company and/or the transactions contemplated by this Agreement and any related documents and (ii) it has independently made the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement and any related documents and has not relied in any manner whatsoever on any other Subscribers, in each case except as set forth in the Representations and Warranties under this Agreement.

5	CONFIDENTIALITY AND ANNOUNCEMENTS

5.1

Each of the Parties agrees that the any information relating to the Company or its Business or assets set forth in this Agreement and the existence or the contents of this Agreement shall be subject to the Clause 11 of the Shareholders Agreement (including for the avoidance of doubt any permitted disclosures as included in that Clause 11).

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6	MISCELLANEOUS

6.1	Further action

If at any time after the Closing, any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such party.

6.2	Invalidity

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreements substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

6.3	Amendment

Any amendment to this Agreement shall only have force and effect if approved by the Board and approved in writing by the Series C Investor Majority, which must include either (i) Viking or its permitted transferees or (ii) GA or its permitted transferees. Notwithstanding the foregoing, this Agreement (including any amounts to be invested by the Parties) may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Party so as to adversely affect such Party in a manner different or disproportionate to other Parties, without the written consent of such Party.

6.4	Costs

The Subscribers shall bear their own fees and expenses incurred in connection with their due diligence and any of the transactions contemplated by this Agreement and the Shareholders Agreement and related transaction documentation (including legal expenses). The Company shall bear its own legal and other expenses, in particular for the preparation of the corporate documents to implement the transactions set out in this Agreement on the Closing Date.

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6.5	Consequences of termination

6.5.1

If the Closing shall not have occurred by 10 November, 2020, unless otherwise agreed to by the Parties, notwithstanding any amendment to the Closing Date pursuant to Clause 6.3 (Amendment) or otherwise, this Agreement may be terminated by the Company, in its sole discretion, and be of no further force and effect.

6.5.2

In the event that this Agreement is terminated, this Agreement shall have no further effect with the exception of the provisions set forth in Clause 5 (Confidentiality and announcements) and Clause 6 (Miscellaneous) which provisions shall survive any termination of this Agreement indefinitely.

6.5.3	Termination of this Agreement shall be without prejudice to the liability of any Party as a result of such Party failing to fulfil any of its obligations under this Agreement.

6.6	Entire agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered hereby and supersedes all earlier agreements and understandings, whether oral, written or otherwise, between the Parties.

6.7	No implied waiver

6.7.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

6.7.2

The failure of a Party to exercise any right under this Agreement (which shall include the granting by a Party to either (any) of the other Parties of an extension of time in which to perform its obligations under any provision hereof) shall not be deemed to constitute a waiver of the right to exercise any such right in the future.

6.8	No rescission

The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement.

6.9	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

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6.10	Notices

6.10.1

Any notice or other communication under or in connection with this Agreement shall be in writing and may be sent by courier or by registered mail or email and shall be effective when received, and in any event no later than:

a.	when sent by courier service 3 (three) days after dispatch;

b.	when sent by registered mail 3 (three) days after dispatch;

c.

when sent by email, on the date of transmission, if transmitted before 5.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day following the date of transmission.

6.10.2

For the purposes hereof, the addresses of the Parties shall be as specified in Schedule 9 (Notices) or at such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause as its address for receiving notices. For avoidance of doubt, in case multiple email addresses are provided in Schedule 9 (Notices), then the notice is effective only if sent to all listed email addresses.

6.10.3	The provisions of this Clause shall not apply in relation to the service of documents for the purpose of litigation.

6.11	Assignment or encumbrance

No Party may assign this Agreement (contractsoverneming) or assign or encumber any of its rights thereunder without the prior written consent of the other Parties.

6.12	Notary

The Parties are aware of the fact that the Notary works with NautaDutilh N.V., the firm that is advising the Company. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties herewith explicitly agree that Company is assisted by NautaDutilh N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

6.13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

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6.14	Disputes

Any dispute in connection with this Agreement or any Agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signature pages follow

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

PHARVARIS B.V.

By: /s/ B. Modig
Name: B. Modig
Title: CEO

Address: Pharvaris B.V. J.H. Oortweg 21 2333 CH Leiden The Netherlands Attn: B. Modig

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

FORESITE CAPITAL FUND IV, L.P.

By: Foresite Capital Management IV, LLC, its General Partner

By: /s/ Dennis D. Ryan
Name: Dennis D. Ryan
Title: Chief Financial Officer

Address: Foresite Capital Fund IV, L.P. 600 Montgomery Street Suite 4500 San Francisco, CA 94111 The United States Attn: Michael Rome

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

FORESITE CAPITAL FUND V, L.P.

By: Foresite Capital Management IV, LLC, its General Partner

By: /s/ Dennis D. Ryan
Name: Dennis D. Ryan
Title: Chief Financial Officer

Address: Foresite Capital Fund IV, L.P. 600 Montgomery Street Suite 4500 San Francisco, CA 94111 The United States Attn: Michael Rome

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BAIN CAPITAL LIFE SCIENCES FUND, L.P.

By: Bain Capital Life Sciences Partners, L.P., its General Partner

By: Bain Capital Life Sciences Investors, LLC, its General Partner

By: /s/ Jeffrey Schwartz
Name: Jeffrey Schwartz
Title: Managing Director

Address: Bain Capital Life Sciences Fund, L.P. 200 Clarendon Street Boston, MA 02116 The United States Attn: Ricky Sun

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BCIP LIFE SCIENCES ASSOCIATES, L.P.

By: Boylston Coinvestors, LLC, its General Partner

By: /s/ Jeffrey Schwartz
Name: Jeffrey Schwartz
Title: Authorized Signatory

Address: BCIP Life Sciences Associates, LP 200 Clarendon Street Boston, MA 02116 The United States Attn: Ricky Sun

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VENBIO GLOBAL STRATEGIC FUND III, L.P.
By: venBio Global Strategic GP III, L.P., its General Partner

By: venBio Global Strategic GP III, Ltd, its General Partner

By: /s/ Richard Gaster
Name: Richard Gaster
Title: Partner

Address: venBio Global Strategic Fund III, L.P. 1700 Owens Street Suite 595 San Francisco, CA 94158, United States of America Attn: Richard Gaster

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VENROCK HEALTHCARE CAPITAL PARTNERS III, L.P.

By: VHCP Management III, LLC, its General Partner

By: /s/ David L. Stepp
Name: David L. Stepp
Title: Authorized Signatory

Address: Venrock Healthcare Capital Partners III, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Attn: Sherman Souther

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VHCP CO-INVESTMENT HOLDINGS III, LLC

By: VHCP Management III, LLC, its manager

By: /s/ David L. Stepp
Name: David L. Stepp
Title: Authorized Signatory

Address: VHCP Co-Investment Holdings III, LLC 3340 Hillview Avenue Palo Alto, CA 94304 Attn: Sherman Souther

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VENROCK HEALTHCARE CAPITAL PARTNERS EG, L.P.

By: VHCP Management EG, LLC, its General Partner

By: /s/ David Stepp
Name: David L. Stepp
Title: Authorized Signatory

Address: Venrock Healthcare Capital Partners Eg, L.P. 3340 Hillview Avenue Palo Alto, CA 94304 Attn: Sherman Souther

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By: Viking Global Opportunities Portfolio GP LLC, its General Partner

By: /s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

Address: Viking Global Investors LP 55 Railroad Ave. Greenwich, CT 06830 Attn: Haley Garrett

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

GENERAL ATLANTIC PH B.V.

By: /s/ I.M. van der Hoorn
Name: I.M. van der Hoorn
Title: Director A

By: /s/ W.H. Kamphuijs
Name: W.H. Kamphuijs
Title: Director B

Address: General Atlantic Services Raamplein 1, 1016XK Amsterdam the Netherlands Attn: Ingrid van der Hoorn

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CORMORANT GLOBAL HEALTHCARE MASTER FUND, L.P.

By: /s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member of the GP

Address: Cormorant Global Healthcare Master Fund, L.P. 200 Clarendon Street 52nd Floor Boston, MA 02116 Attn: Neb Obradovic

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CORMORANT PRIVATE HEALTHCARE FUND III, L.P.

By: /s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member of the GP

Address: Cormorant Private Healthcare Fund III, L.P. 200 Clarendon Street 52nd Floor Boston, MA 02116 Attn: Neb Obradovic

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CRMA SPV, L.P.

By: /s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member of the Investment Manager

Address: CRMA SPV, L.P. 200 Clarendon Street 52nd Floor Boston, MA 02116 Attn: Neb Obradovic

SIGNATURE PAGE TO PHARVARIS B.V.

SHARE SUBSCRIPTION AGREEMENT

Execution Copy

Schedule	1. DEFINITIONS AND INTERPRETATION

Part 1	Definitions

The following capitalized terms and expressions in this Agreement have the following meanings:

“Accounts”	means the consolidated balance sheet of the Company as at the 31 December 2019 and the consolidated profit and loss account of the Company for the 12 (twelve) month period ended on the Accounts Date and both in respect of the Group, together with the explanatory notes thereto

“Accounts Date”	means 31 December 2019

“Affiliate”	means any subsidiary and any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person

“Agreement”	means this share subscription agreement, as defined in the introduction to this Agreement

“Anti-Corruption Laws”	means the United States Foreign Corrupt Practices Act of 1977, as amended, (15 U.S.C. §§ 78dd-1, et seq.) (the FCPA), the United Kingdom Bribery Act of 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or, and any similar anti-corruption or anti-bribery laws of any other jurisdiction where the Company operates

“Articles”	means the articles of association of the Company

“Board of Directors”	means the one-tier board of the Company

“Business Day”	means a day on which banks and foreign exchange markets are generally open in the United States and the Netherlands for formal business

“Business”	has the meaning set out in Recital A

“Claim Notification”	has the meaning set out in Clause 4.2.2

“Clause”	means a clause of this Agreement

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“Closing Date”	means the earlier of (i) 3 November 2020, or if parties do not close on 3 November 2020, than the Closing Date shall be 4 November 2020 or 5 November 2020, or (ii) such other date agreed between the Parties in writing

“Closing”	means the execution of the Deed of Issue

“Closing Conditions”	has the meaning set out in Clause 3.1

“Company”	has the meaning set out in the introduction to this Agreement

“Company’s Officers”	means Berndt Modig, Jochen Knolle, Anne Lesage, Morgan Conn, Peng Yu and Anna Nijdam

“Code”	means the Internal Revenue Code of 1986, as amended.

“Contract”	has the meaning ascribed thereto in section 15(a) of Schedule 7 (Representations and Warranties)

“Damages”	has the meaning set out in article 6:96 et seq. of the Dutch Civil Code (vermogensschade), provided, however, that “Damages” shall (i) subject to item, (ii) below, exclude indirect, consequential damages, punitive and multipliers and (ii) include any diminution in the value of the Series C Shares.

“Data Room”	the online data site run by Datasite of which the index is attached hereto as Schedule 8 (Data Room Index)

“Deed of Issue”	means the notarial deed of issue (notariele akte van uitgifte) to be executed by the Notary at the Closing Date, pursuant to which the Subscribers will acquire the Series C Shares as provided for in this Agreement, attached hereto as Schedule 3 (Deed of Issue)

“Directors”	means the Executive and Non-Executive Directors of the Company

“Disclosure Letter”	means the disclosure letter attached hereto as Schedule 12 (Disclosure Letter)

“Dutch Civil Code”	means the Dutch civil code (Burgerlijk Wetboek)

“Dutch Holdco”	has the meaning ascribed thereto in Recital A

“Dutch Subsidiary”	has the meaning ascribed thereto in Recital A

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“EUR” or “Euro”	means the basic unit of currency among participating European Union countries

“Executive Director”	has the meaning set out in the Shareholders’ Agreement

“Existing Shareholders”	has the meaning ascribed thereto in section 2(d) of Schedule 7 (Representations and Warranties)

“Family Member”	shall mean, with respect to any person, such persons’ spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such person (or his or her spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”)

“Fundamental Warranties”	all of the representations and warranties in Clause 4.1.1, and sections 1, 2, 3 and 4 of Schedule 7 (Representations and Warranties)

“Governmental Entity”	means any United States federal, state or local, or other non-U.S. governmental, or supra-national or public international organization (e.g., the World Bank, the Red Cross, etc.), or any regulatory or administrative authority, agency, legislative body or committee, division, instrumentality or commission, educational agency, political party, royal family, government-owned or controlled enterprise, organization, or body, or judicial or arbitral body thereof.

“Governmental Official”	means (a) an officer, agent or employee of a Governmental Entity or (b) a candidate for government or political office.

“Group Company”	has the meaning ascribed thereto in Recital A

“Group”	has the meaning ascribed thereto in Recital A

“Intellectual Property Rights”	means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s Business as now conducted and as presently proposed to be conducted

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“Investor Subscription Price Per Share”	means USD 13.7308771472486 per Series C Share

“Issued Shares”	has the meaning ascribed thereto in section 2(a) of Schedule 7 (Representations and Warranties)

“Made Available”	means the information posted to the Data Room and available for the Subscriber and their counsel to review, up to and including October 30, 2020

“Net Cash Analysis”	has the meaning ascribed thereto in section 10(b) of Schedule 7 (Representations and Warranties)

“Non-Executive Director”	has the meaning set out in the Shareholders’ Agreement

“Notary”	means any civil law notary working at NautaDutilh N.V. or any of their deputies

“Operating Budget”	means the business plan of the Company as presented to the Board from time to time and the Operating Budget set forth in Schedule 5 (Operating Budget).

“Ordinary Shares”	means ordinary shares in the share capital of the Company

“Parties”	has the meaning set out in the introduction to this Agreement

“Party”	has the meaning set out in the introduction to this Agreement

“Permits”	has the meaning ascribed thereto in section 16(a) of Schedule 7 (Representations and Warranties)

“Persons”	means any individual, firm, company, corporation, limited liability company, trust, unincorporated organisation, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality)

“Related Parties”	has the meaning ascribed thereto in section 15(c) of Schedule 7 (Representations and Warranties)

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“Related Person”	means in relation to any Person, a Person who or which is a Director or shareholder of that Person, or (if applicable) his or her spouse, registered partner or relatives in blood or by marriage in the direct line and in the collateral line in the first degree

“Representations and Warranties”	means the representations and warranties as set out in Schedule 7 (Representations and Warranties)

“Schedule”	means any schedule to this Agreement

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Investor Majority”	means the majority of the issued and outstanding Series C Shares held by the Subscribers and their permitted transferees.

“Series C Shares”	has the meaning set out in Recital F

“Shareholders Agreement”	has the meaning set out in Recital H

“Shareholders Resolution”	has the meaning set out in Clause 3.4.2

“Shares”	means the issued shares in the capital of the Company

“Subscribers”	has the meaning set out in the introduction to this Agreement

“Subscriber Representatives”	means the employees of the investment manager of the respective Subscriber that have actively participated in the investment

“Subscriber Shares”	means the Series C Shares subscribed for and issued pursuant to this Agreement

“Subscription Price”	has the meaning set out in Clause 2.1.1

“Swiss Subsidiary”	has the meaning ascribed thereto in Recital A

“Tax Authority”	means a governmental authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax

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“Tax” or “Taxation”	means any form of taxation of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, whether direct or indirect, and any levy, duty, charge, contribution (including but not limited to any social security contribution or employee social security scheme), withholding or impost, and any liability for repayment of unlawful state aid in relation to Tax imposed, assessed and/or collected (including all interest and penalties relating thereto)

“Tax Warranties”	all of the representations and warranties in section 21 of Schedule 7 (Representations and Warranties)

“US Subsidiary”	has the meaning ascribed thereto in Recital A

“USD”	means United States dollars

“USD Notary Account”	means the bank account in the name of Kwaliteitsrekening Notarissen Amsterdam NautaDutilh N.V., with ABN AMRO Bank N.V., IBAN: NL56ABNA0415769779, BIC code ABNANL2A

“Warranty Breach”	has the meaning set out in Clause 4.2.1

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Part 2	Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.

Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.

Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a recital in or to this Agreement or a Schedule or an Annex respectively.

e.

Awareness The expression “so far as the Company is aware”, “to the best knowledge of the Company” or any similar expression shall be deemed to refer to the knowledge of the Company’s Officers after due enquiry on the Closing Date.

f.

Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

g.

Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

h.

Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

i.

Dutch concepts References to any Dutch legal concept in any jurisdiction other than the Netherlands shall be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

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j.

Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

k.	Subsidiary A company is a subsidiary of another company, its holding company, if that other company:

i.	holds a majority of the voting rights in it;

ii.	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

iii.	is a shareholder or member of it and controls alone or together with other Persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

iv.	is a subsidiary of a company which is itself a subsidiary of that other company.

l.

Ordinary course of business An action taken by a Person will be deemed to have been taken in the “ordinary course of business” only if: such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the supervisory board or other governing board or body exercising similar authority (where applicable) of such Person.

m.

Arm’s length Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference shall mean the conditions which would be obtained between comparable, independent Persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

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Schedule 2.	CAPITALIZATION OF THE COMPANY

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Schedule 3.	DEED OF ISSUE

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Schedule 4.	SHAREHOLDERS AGREEMENT

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Schedule 5.	OPERATING BUDGET

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Schedule 6.	ARTICLES OF ASSOCIATION

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Schedule 7.	REPRESENTATIONS AND WARRANTIES

1.	Organisation

(a) Each of the Company, Dutch Holdco and the Dutch Subsidiary is a private limited liability company (besloten vennootschap met beperkte aansprakeliikheid) duly incorporated and validly existing under the laws of the Netherlands and has as such the corporate power to own assets and enter into obligations in its own name and to transact any business within the objects clause as set forth in their respective articles of association.

(b) The Swiss Subsidiary is a corporation duly incorporated and validly existing under the laws of Switzerland and has as such the corporate power to own assets and enter into obligations in its own name.

(c) The US Subsidiary is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has as such the corporate power to own assets and enter into obligations in its own name.

(d) The Disclosure Letter set forth in Schedule 12 (Disclosure Letter) contains a complete and correct copy of the shareholders’ register of the Company and of each Company Subsidiary, which correctly sets forth the ownership of all outstanding shares of the Company and of each Company Subsidiary, existing prior to the issuance of Subscriber Shares contemplated by the Agreement.

(e) No action, request or proposal has been taken or made and no resolution, decision, order or petition to dissolve, liquidate, merge (fuseren), demerge (splitsen) or other reorganization of any Group Company has been issued, adopted or applied for by any Group Company, the Existing Shareholders (as defined below) or, to the knowledge of the Company, by a third party. No petition for the bankruptcy (faillissement) or suspension of payments (surséance van betaling) or similar procedure in any other jurisdiction has been filed by or announced in writing to any Group Company, no receiver (curator of bewindvoerder) has been appointed for any Group Company, or any of its assets and no attachment (beslag) has been made of any of the assets of any Group Company. No Group Company has been a party to any merger (fusie) or demerger (splitsing) procedure.

(f) The Company, Dutch Holdco and Dutch Subsidiary is duly registered with the Commercial Register and the information contained in the extract regarding the Company, Dutch Holdco and Dutch Subsidiary included in the Disclosure Letter is complete and correct.

2.	Capitalization

(a) The issued share capital of each Group Company (the “Issued Shares”) is correctly reflected in Section 3.3 to the Disclosure Letter, including, with respect to outstanding Ordinary Shares and stock options, vesting schedule and repurchase/exercise price, and with regard to the Company assumes the issuance of the Subscriber Shares.

(b) No depositary receipts with meeting rights have been issued for any of the Issued Shares. The Issued Shares are legally and beneficially owned by the persons set forth in the shareholders register of each Group Company, free from any liens, charges, pledges, rights of usufruct (vruchtgebruik), attachments (beslagen), other limited rights (beperkte rechten), encumbrances, or defects in title.

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(c) All of the Issued Shares are validly issued by the Group Company and fully paid-up.

(d) Other than the persons set forth in the shareholders register of each Group Company (the “Existing Shareholders”), no persons exist that have right to receive dividends or distributions of any kind from the relevant Group Company. No one, with the exception of the Existing Shareholders, has any right to distribution arising out of the profit, reserves and/or liquidation balance of the relevant Group Company.

(e) Except for equity awards as set forth in Section 3.4 to the Disclosure Letter and save as contemplated by the Agreement and by the Shareholders Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating any Group Company to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise to become outstanding, additional shares of the capital stock of any Group Company or obligating it to grant, extend or enter into any such agreement or commitment, and there are no resolutions of the general meeting of any Group Company providing for the issuance of shares in its capital or the grant of options or other rights to acquire shares in its capital that have not been implemented, other than the Shareholders Resolution.

(f) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of any Group Company, except for those contemplated by the first amended and restated shareholders agreement dated 1 August 2019 and the Shareholders Agreement.

(g) Since its incorporation no dividend(s) and/or interim dividend(s) or any other kinds of distribution has been declared or paid by any Group Company.

(h) The issuance of the Subscriber Shares in accordance with the Agreement does not constitute an infringement of the Articles of any Group Company and any other constitutional document of any Group Company.

(i) Other than this Agreement, the first amended and restated shareholders agreement dated 1 August 2019 and the Shareholders Agreement, there are no agreements, arrangements or obligations (including but not limited to any arrangements with respect to the voting rights attached to the existing shares in the capital of the Company) which affect or impair or which may affect or impair any rights attached to the existing shares in the Company.

(j) Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the 2016 Equity Incentive Plan is not assumed in an acquisition, other than as disclosed in section 3.5 of the Disclosure Letter.

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(l) All outstanding Ordinary Shares held by a Key Holder (as defined in the Shareholders Agreement) are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than in case of Permitted Transfers (as defined in the Shareholders Agreement)); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(m) Section 3.6 to the Disclosure Letter sets forth the Investor Subscription Price Per Share for the Series A and Series B Shares as such term is used in the Shareholders’ Agreement.

3.	Authorisation; Non-Contravention; Approvals; Effects of execution

(a) The execution of the Agreement by the Company does not violate, conflict with any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the Articles or (ii) any present statute, law, governmental regulation or other binding regulation in the Netherlands or in another jurisdiction to which the Company is subject.

(b) Except for filings with and registrations in the commercial register and except for notices to the tax authorities, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any court, governmental or regulatory body or authority or any other person is necessary in connection with (i) the execution of any document in relation to the Agreement by the Company or (ii) the consummation by the Company of any of the transactions contemplated thereby.

(c) The Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company (as the case may be) in accordance with the terms thereof.

(d) The execution of the Agreement and the performance of the transactions and obligations contemplated thereby do not constitute a default under and will not result in a breach of any contract, encumbrance, order, judgment or any provision of the Articles of the Company.

(e) All approvals required for the execution of the Agreement by the Company and the Existing Shareholders and the performance of the obligations hereunder by the Company have been obtained by the Company and the Existing Shareholders and are irrevocable and unconditional.

(f) The person executing the Agreement on behalf of the Company has the necessary authority to do so.

4.	Subsidiaries

The Company has no (direct or indirect) ownership interests in any company, partnership, joint venture, trust or other entity, other than Dutch Holdco, the Dutch Subsidiary, the Swiss Subsidiary and the US Subsidiary (“Company’s Subsidiaries”). The Company directly holds 100% of the interest in the Company’s Subsidiaries. None of the Company’s Subsidiaries has granted any rights to any person to subscribe for shares in its capital. There have not been and are not any material breaches by any Company’s Subsidiary of its constitutional documents.

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5.	Directors/proxy holders

With the exception of the persons registered at the Commercial Register and as disclosed in Section 3.7 to the Disclosure Letter, there are no persons who have been appointed as director or proxy holder of the Company, the Dutch Holdco and the Dutch Subsidiary.

6.	Books; Reports

All books, records, minutes and written resolutions of the general meetings and management board meetings of any of the Group Companies (i) are in the possession of the Group Companies, (ii) have in all material respects been properly and accurately kept and completed to the date hereof in accordance with all applicable laws or binding regulations, (iii) give and reflect a true and fair view of all matters discussed therein. All filings and publications required under applicable laws or binding regulations of any jurisdictions in which each Group Company carries on business have been properly and timely made, other than as disclosed in the Disclosure Letter.

7.	Litigation

(a) There are no claims, suits, actions or proceedings pending (the word “pending” when here and hereafter used in the context of claims shall have the meaning: brought before a court or other competent authority or body), or announced to any Group Company in writing or, to the best knowledge of the Company, threatened to be filed against, any Group Company or any officer, director, employee or consultant arising out of their relationship with any Group Company, or before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

(b) No Group Company is subject to any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, authority, or any arbitrator, which prohibits or restricts or, to the best knowledge of the Company, threatens to prohibit or restrict, the consummation of the transactions contemplated hereby.

(c) There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate.

8.	Compliance with Laws

(a) Each Group Company has in all material respects complied with, and is currently complying with, all laws, regulations and orders applicable to it or its business. No conduct of any of the Group Companies’ business violates any provisions of any applicable laws, orders, regulations or requirements of any governmental agency having jurisdiction thereof.

(b) With regard to each Group Company, no investigation or review by any governmental or regulatory body or authority is pending or announced, or, to the best knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated to any Group Company an intention to conduct the same.

(c) The transactions contemplated by the Agreement do not require any notification to any governmental authority, except for customary (and non-material) filings with and registrations in the commercial register and except for customary (and non-material) notices to the tax authorities.

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(d) No Group Company, nor any of their controlled Affiliates nor any of the their respective directors, officers, employees, to the knowledge of the Company agents or other Persons acting on their behalf have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any Person, including a Governmental Official, for the purpose of (i) influencing any official act or decision of such Person or Governmental Official, (ii) inducing such Person or Governmental Official to use his, her or its influence to affect any act or decision, including of a Governmental Entity, (iii) inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, or (iv) securing any improper advantage, in the case of (i) – (iv) above in order to assist any Group Company or controlled Affiliate in obtaining or retaining business for or with, or directing business to, any Person. No Group Company, nor any of their controlled Affiliates, nor any of their respective directors, officers, employees, to the knowledge of the Company, agents or other Persons acting on their behalf, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. No officer, director, employee or holder of any financial interest in any Group Company or any of their controlled Affiliates is currently a Governmental Official. No Group Company, nor any of their controlled Affiliates, nor, any of their respective officers, directors or employees are the subject of any pending, or to the Company’s knowledge, threatened, allegation, voluntary disclosure, charges, claims, settlements, investigation, prosecution, civil or criminal enforcement action or other enforcement action related to the Anti-Corruption Laws. There are no actions, conditions or circumstances pertaining to the activities of any Group Company’s or any of their controlled Affiliates’ activities or any of their respective directors, officers, employees, or to the knowledge of the Company, agents or other Persons acting on their behalf that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption Laws. No Group Company, nor any of their controlled Affiliates have ever received an allegation, whistleblower complaint, or conducted any investigation regarding compliance or noncompliance with the Anti-Corruption Laws. Each Group Company and their controlled Affiliates have established and maintain risk-based procedures and reasonable internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure the Group Companies and their controlled Affiliates (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) do not violate the Anti-Corruption Laws. Each Group Company and their controlled Affiliates keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Group Company or controlled Affiliate and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

9.	FDA and General Regulatory Compliance

(a) The Group Companies are and have been in compliance with all applicable laws and regulations implemented by the U.S. Food and Drug Administration (“FDA”) or any similar federal, state, or foreign governmental entity, regulatory authority, Notified Body, institutional review board or comparable authority, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing, promoting, complaint handling, or adverse

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event reporting with respect to any of the products or current business of such Group Company. All products, drug substances, and active pharmaceutical ingredients are manufactured or produced in compliance with applicable good manufacturing practices. All facilities, including contract manufacturing organizations, that are engaged in manufacturing, processing, packaging, or storing operate in compliance with all applicable laws and regulations, including good manufacturing practices, and all such facilities have all the required licenses, permits, certifications, and authorizations for its operations, which are in good standing, and none of these facilities has received any notice from any governmental entity, regulatory authority, or Notified Body identifying any material non-compliance or deficiencies. All non-clinical and clinical studies and testing conducted by or on behalf of any Group Company are being conducted in accordance with all applicable laws and regulations. Group Companies have not received any notices or correspondence from the FDA or any other governmental entity, regulatory authority, Notified Body, or any institutional review board or comparable authority, requiring the termination or suspension of any studies, tests, preclinical development or clinical trials conducted by or on behalf of any Group Company, or any recall or withdrawal of any Group Company product, or any required corrective actions.

(b) Each Group Company possesses all necessary permits, licenses, registrations, certificates, authorizations, orders and approvals (or collectively, “Regulatory Permits”) from the appropriate federal, state or foreign regulatory authorities or governmental entities necessary to conduct its business as now conducted, including all such Regulatory Permits issued by the FDA, such as an approved Investigational New Drug Application (IND), or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, or biohazardous materials. No Group Company has received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Regulatory Permits. Neither any Group Company nor, to any Group Company’s knowledge, any officer, employee or agent of any Group Company has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification, debarment, suspension, exclusion, enforcement action, or any other adverse action or proceeding by a regulatory authority or governmental entity under any law or regulation.

10.	Financial Statements / Finance

(a) The Accounts give in all material respects a true and fair view of the financial position of the Group at the Accounts Date and of the results of the Group for the 12 (twelve) month period ended on the Accounts Date. Except as set forth in the Accounts the Group has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Accounts Date; (ii) obligations under Contracts incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required to be reflected in the Accounts, which, in all such cases, individually and in the aggregate are not material to the Company’s Business or financial condition.

(b) The net cash analysis of the Group as of and for the six months ended 30 September 2020 (the “Net Cash Analysis”) give a true and fair view of net cash available as of 30 September 2020.

(c) Since the date of the Net Cash Analysis, there has not been any circumstance nor a change or event of whatever nature that has or is likely to have a material adverse effect on the Group or which will or is likely to result in any material adverse consequence or damage for the Group.

(d) Since the date of the Net Cash Analysis, the Group has not entered into any transaction outside the ordinary course of business.

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(e) The Company and the Existing Shareholders represent and warrant that no finders or similar fees shall be payable by any Group Company in connection with the transactions contemplated by the Agreement.

11.	Title To and Condition Of Assets

(a) Each Group Company has all requisite power, capacity and authority to own and operate its assets and properties and to carry on its business and activities as heretofore conducted.

(b) Each Group Company has good title to, or a valid leasehold interest in, the assets and properties used by it and that are material to its business (whether or not located on its premises), as reflected in the Management Accounts or acquired after the date thereof, except for properties and assets that have been disposed of or otherwise terminated in the ordinary course of business, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature, except for the bank accounts of any Group Company, to which standard/ordinary bank conditions apply.

(c) All leases under which any Group Company leases real or personal property are listed in Section 3.10 to the Disclosure Letter and are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event which, with notice or lapse of time or both, would become a material default.

(d) There are no assets used in the business of a Group Company that it does not own, lease or have an enforceable right to use.

(e) No Group Company owns any real property.

(f) No circumstance has arisen in relation to any asset held by a Group Company under a lease or similar agreement whereby the rental payable has been increased, except for normal increases and increases pursuant to inflation.

(g) There are no existing agreements with, options or rights of or commitments to any person to acquire any of the assets of any Group Company or any interest therein, other than in the ordinary course of business or as disclosed in the Disclosure Letter.

12.	Inventory

No Group Company keeps any inventories other than as disclosed in the Disclosure Letter..

13.	Borrowings

No Group Company has entered into any loans, overdraft or other financial facilities. No Group Company has granted any security rights in favour of any company, any bank or any other person, other than those relating to the bank accounts of any Group Company, to which standard/ordinary bank conditions apply. No Group Company has loaned any amounts to persons (other than Group Companies pursuant to intercompany Contracts). Section 3.12 to the Disclosure Letter sets forth a summary of all intercompany obligations as of the date of this Agreement between the Group Companies.

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14.	Intellectual Property Rights

(a) No Group Company owns any patents, patent applications, tradenames, registered copyrights, domain names or marks except those which are set forth in Section 3.13 to the Disclosure Letter.

(b) Each employee and former employee and consultant and former consultant has assigned to a Group Company all Intellectual Property Rights he, she or it owns that are related to the Group’s business as now conducted and as presently proposed to be conducted and all Intellectual Property Rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with any Group Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Group’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of any Group Company’s time or with the use of any of any Group Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for any Group Company.

(c) There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights granted by any Group Company or entered into by a Group Company, to which a Group Company is bound other than set forth in Section 3.14 to the Disclosure Letter.

(d) Since its incorporation, no Group Company has received any communications in writing alleging that it has violated or infringed or, by conducting its business, would violate or infringe any of the patents or other Intellectual Property Rights (including trade secrets and licenses) of any other Person, and the Company does not know of such violations or infringements by any Group Company.

(e) Each Group Company is fully authorized to make use of and/or exploit the relevant licensed Intellectual Property Rights in connection with the Group’s business as now conducted and as presently proposed to be conducted.

(f) To the Company’s knowledge, the Group Companies own or possess or believe they can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property Rights without any conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, no product proposed to be marketed or sold by the Group Companies violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(g) For purposes of this Section 14 (Intellectual Property Rights), the Group Companies shall be deemed to have knowledge of a patent right if any Group Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(h) Section 3.13 of the Disclosure Letter lists all patents and patent applications owned by or licensed to any Group Company.

15.	Contracts, Obligations and Commitments

(a) Except as set forth in Section 3.15 to the Disclosure Letter, there are no agreements, understandings, instruments, contracts or proposed transactions to which a Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, a Group Company in excess of $200,000, (ii) the license of any patent, copyright, trademark, trade secret or other

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proprietary right to or from any Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Group Companies’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Group Companies with respect to infringements of proprietary rights. Each contract disclosed in any section of the Disclosure Letter is referred to herein as a “Contract”.

(b) The Contracts have not been pledged or assigned in any respect, are legally valid, binding and enforceable in accordance with their respective terms and are in full force and effect, and there are no defaults under the Contracts. No Group Company has received written notice of any default, off-set, counterclaim or defence under any Contract. To the best of the Company’s knowledge there is no condition or event that has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by a Group Company of the terms of any Contract. There does not exist, any security interest, mortgage, pledge, restriction, charge, lien, encumbrance or claim of others on any interest of a Group Company created under any Contract, except for customary security granted in the ordinary course of business. None of the Contracts is subject to termination from and after the Completion Date and prior to the expiration of its stated term by any party to such Contract, except as stated in each such Contract.

(c) There have been no transactions, agreements or understandings by a Group Company with any officer, employee, director, shareholder or any Affiliate or Family Member of any such party (“Related Parties”) other than disclosed in Section 3.16 to the Disclosure Letter and no Related Party has any cause of action or other claim whatsoever or owes any material amount to, or is owed any material amount by, a Group Company other than disclosed in the Disclosure Letter.

(d) No Group Company is a party to any agency, distribution, marketing or purchasing agreement or arrangement or any (other) restrictive trading arrangement pursuant to which any part of its business is carried on or which in any way restricts its freedom to carry on (part of) its business in any part of the world, other than disclosed in the Disclosure Letter.

(e) Except as set forth in Section 3.17 to the Disclosure Letter, there are no side letters or other agreements currently in effect of proposed between any Group Company and any of the Group Company’s current or prospective investors.

16.	Permits

(a) All necessary licenses, consents, approvals, permissions, permits and authorisations (public and private) (collectively, “Permits”) have been obtained by each Group Company to enable it to lawfully carry on its business effectively in the places and in the manner in which such business is now carried on and all such Permits are valid and in full force and effect and the Company knows of no reason, and is not aware of any facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason, why any of such Permits would be suspended, cancelled, revoked or not renewed.

(b) To the best knowledge of the Company, no Group Company needs any Permits, other than the Permits that it already obtained, to carry out the Operating Budget.

(c) None of the Permits may be terminated or otherwise affected upon as a result of the issuance of Shares to the Subscribers in accordance with the Agreement.

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(d) No Group Company breaches, infringes or violates any Permit. No Group Company has received a notice from any governmental authority or other person that it is breaching, infringing or violating any Permit.

(e) The transactions contemplated by the Agreement do not require any notification in respect of any Permit.

17.	Competition

No Group Company has committed or omitted to do any act or thing which could give rise to any financial penalty by any competition authority nor is any Group Company party to any agreement, practice or arrangement which in whole or in part is invalid under any other anti-trust, anti-monopoly or anti-cartel legislation or regulations, including but not limited to the Dutch Competition Act (Mededingingswet).

18.	Insurance

No Group Company has insurance policies except its current directors and officers insurance and as set out in Section 3.18 of the Disclosure Schedule.

19.	Guarantees

None of the Group Companies is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other person or legal entity.

20.	Employees

(a) No Group Company has officers, employees, directors or consultants other than set forth in Section 3.19 of the Disclosure Letter.

(b) The Group Companies have for the last 3 (three) years been in all material respects in compliance with the Applicable Law regarding employment and employment practices.

(c) No Group Company maintains or sponsors, or participates or contributes in, an employee benefit plan which is subject to the Employee Retirement Income Security Act of 1974, as amended.

(d) To the Company’s knowledge, no Group Company employee, contractor or consultant intends to terminate employment with a Group Company or is otherwise likely to become unavailable to continue as an employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing.

(e) No Group Company has made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

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21.	Taxation

(a) Each Group Company has filed all taxation returns and made all taxation payments that should have been filed and paid. All taxation returns were true, correct and complete in all material respects.

(b) No final reminders for the filing of returns of any Group Company have been received with respect to tax periods for which no final assessment has been received on or before the Completion Date.

(c) No Group Company has concluded any agreement, ruling or compromise with any competent Tax Authority except as listed in Section 3.20 of the Disclosure Letter.

(d) No disputes exist with the Tax Authority regarding the taxation position of any Group Company, or any of its properties assets or income or regarding the taxation returns filed by it.

(e) No audits or investigations by the Tax Authority are presently being made regarding the taxation position of any Group Company or any of its properties, assets or income regarding the taxation returns filed by it.

(f) No requests for international exchange of information are pending regarding Taxation relating to any Group Company or its business relations.

(g) No objection procedure (bezwaarschriftprocedure) or similar procedure under foreign law or court proceedings are presently pending with the Tax Authority or the competent court or courts.

(h) Each Group Company has always duly and timely paid Taxation except as disclosed in Section 3.22 to the Disclosure Letter.

(i) Neither any Group Company, nor one or more of its managing directors (bestuurders) in their capacity as director, has ever been the subject of a criminal investigation relating to or involving Taxation.

(j) Neither any Group Company, nor one or more of its managing directors (bestuurders) in their capacity as director, has ever been found guilty of fraud relating to or involving Taxation.

(k) No collection procedures have been initiated against any Group Company or any of its properties, assets or income for account of any taxation. No Group Company has received any reminders (aanmaningen) or warrants (dwangbevelen) or other similar reminders or warrants under foreign law, relating to the payment of Taxation except as disclosed in Section 3.23 to the Disclosure Letter.

(l) No Group Company has acted as liquidator (vereffenaar) of any entity in the sense of the Netherlands General Tax Act (lichaam in de zin van de Algemene Wet inzake rijksbelastingen).

(m) The Company has never been classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code and, based on the Company’s current projected income, assets and activities, does not expect to be so classified for its current taxable year during which the Closing occurs or for any future years.

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(n) Dutch Holdco, Dutch Subsidiary, US Subsidiary and Swiss Subsidiary is and has always been deemed exclusively tax resident of the jurisdiction of its incorporation and is not and has not been subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative, other place of business or any other taxable presence in that jurisdiction.

(o) All submissions to any Governmental Authority in connection with any request or application for granting cost reductions and reimbursements in respect of the research and development activities of any Group Company relating to the oral bradykinin B2 receptor including, without limitation, for the application of the Dutch R&D wage tax scheme (Regeling S&O-afdrachtvermindering) for each relevant period were true and accurate in all material respects as of the date of submission and the Company obtained an R&D declaration (S&O verklaring) from the relevant Governmental Authority for each relevant period and has complied with all terms and conditions of its R&D declarations and the R&D wage tax scheme. There are no facts that would reasonably be expected to result in any suspension, revocation or cancellation of the relevant R&D declarations obtained by the Company.

(p) The Company is treated as a corporation for purposes of the Code.

(q) Transactions entered into among the Group Companies and their affiliates comply, and, solely in relation to the sublicense agreement to be entered into by Pharvaris Netherlands B.V. and Pharvaris GmbH will comply, with all transfer pricing laws of all relevant jurisdictions in force at the date of this Agreement.

(r) The establishment of Pharvaris GmbH and the sublicense agreement to be entered into between Pharvaris Netherlands BV and Pharvaris Gmbh have not given rise and will not give rise to a taxable disposition of the intellectual property rights owned by Pharvaris Netherlands BV or any other Dutch Pharvaris entity for purposes of Dutch tax.

22.	Environmental Warranties

(a) In all material respects, all current and previous activities of the Group Companies have been conducted in compliance with all environmental laws, currently and previously applicable.

(b) No Group Company has received in writing any claim, notice, action or communication from any governmental or regulatory authority, nor is such claim pending or is such notice, action or communication, to the best knowledge of the Company, being prepared, claiming any violation of any of the relevant environmental laws.

23.	Disclosure

The Company has made available to the Subscribers all the information reasonably available to the Company and that the Company reasonably believes to be important for the Subscribers for deciding whether to acquire the Subscriber Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the information fairly disclosed in the Disclosure Letter, and no certificate furnished or to be furnished to Subscribers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Subscribers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

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24.	U.S. and E.U. Trade and Economic Sanctions

The Group has compiled with all applicable U.S. and E.U. trade and economic sanctions laws and regulations. Without limiting the foregoing, the Group has not done any business or provided any products, technology or services, directly or indirectly, to any person in Iran, Syria, Cuba, North Korea or the Crimea region of the Ukraine or covered by any U.S. or E.U. list of sanctioned persons, including but not limited to the U.S. Department of Treasury’s List of Specially Designated Nationals and Blocked Persons. The Group also does not have any employees, officers, directors, contractors or agents who are nationals or citizens of Iran, Syria, Cuba, North Korea or the Crimea region of the Ukraine nor covered by any U.S. or E.U. list of sanctioned persons, including but not limited to the U.S. Department of Treasury’s List of Specially Designated Nationals and Blocked Persons.

25.	Privacy and Data Protection.

In connection with the collection, storage, use, disclosure, or other processing of any information constituting “personal information,” “personal data,” “protected health information,” or “personally identifiable information” as defined in applicable laws and regulations (collectively “Personal Data”) by or for any Group Company, each Group Company and its applicable personnel and service providers are in compliance, and have at all times been in compliance in all material respects, with (i) all applicable laws and regulations, (ii) applicable policies, notices, and statements regarding privacy, data protection, or data security, and (iii) the requirements of any contract or any binding codes of conduct or industry standards. Each Group Company maintains and has maintained reasonable and appropriate physical, technical, and administrative security measures and policies to protect all Personal Data owned, stored, used, maintained, controlled, or otherwise processed by or on behalf of each Group Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each Group Company is in compliance, and has been in compliance in all material respects, with all laws and regulations, relating to data loss, theft and breach of security notification obligations. Except as has not been and would not reasonably be expected to be material to the Group Companies, there has been no occurrence of unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Data or confidential information or trade secrets owned, stored, used, maintained, controlled, or processed by or for any Group Company.

26.	Defense Production Act

The U.S. Subsidiary is not a ‘TID US Business’ as defined in the Defense Production Act of 1950, as amended, including all implementing regulations.

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Schedule 8.	DATA ROOM INDEX

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Schedule 9.	NOTICES

Pharvaris B.V.
Attn:	B. Modig
Email address:	berndt.modig@pharvaris.com
Address:	J.H. Oortweg 21 2333 CH Leiden The Netherlands
With copies, which shall not constitute notice, to:

Kirkland & Ellis LLP

Attn. Sophia Hudson

601 Lexington Avenue

New York, NY 10022

Email address: sophia.hudson@kirkland.com

NautaDutilh N.V.

Attn. Ruud Smits

Beethovenstraat 400 (1082 PR)

Amsterdam, the Netherlands

Email address: Ruud.Smits@nautadutilh.com

Foresite Capital Fund IV, L.P.
Attn:	Michael Rome
Email address:	michael@foresitecapital.com
Address:	600 Montgomery Street, Suite 4500 San Francisco, CA 94111 The United States

Bain Capital Life Sciences Fund, L.P.
Attn:	Ricky Sun
Email address:	rsun@baincapital.com
Address:	200 Clarendon Street Boston, MA 02116 The United States

BCIP Life Sciences Associates, LP
Attn:	Ricky Sun
Email address:	rsun@baincapital.com
Address:	200 Clarendon Street Boston, MA 02116 The United States

Execution Copy

venBio Global Strategic Fund III, L.P.
Attn:	Richard Gaster
Email address:	richard@venbio.com
Address:	1700 Owens Street Suite 595 San Francisco, CA 94158, United States of America

Viking Global Opportunities Illiquid Investments Sub-Master LP
Attn:	Haley Garrett
Email address:	legalnotices@vikingglobal.com
Address:	c/o Viking Global Investors LP, 55 Railroad Ave., Greenwich, CT 06830
With copy to:

Wilson Sonsini, Professional Corporation

701 5th Ave #5100, Seattle, WA 98104

Attn. John Brust

Email address: jbrust@wsgr.com

De Brauw Blackstone Westbroek

Att: Bernard Spoor and Heleen Koggink

Claude Debussylaan 80

1082 MD Amsterdam

The Netherlands

bernard.spoor@debrauw.com and heleen.koggink@debrauw.com

General Atlantic PH B.V.
Attn:	Ingrid van der Hoorn
Email address:	ivanderhoorn@generalatlantic.com
Address:	Raamplein 1, 1016XK Amsterdam, the Netherlands

With copy to:

General Atlantic Services Company, L.P.

Park Avenue Plaza

55 East 52nd Street, 33rd Floor

New York, NY 10055

Attn.: Gordon Cruess

Email address: gcruess@generalatlantic.com

Wilson Sonsini, Professional Corporation

701 5th Ave #5100, Seattle, WA 98104

Attn. John Brust

Email address: jbrust@wsgr.com

Execution Copy

De Brauw Blackstone Westbroek Att: Bernard Spoor and Heleen Koggink Claude Debussylaan 80 1082 MD Amsterdam The Netherlands bernard.spoor@debrauw.com and heleen.koggink@debrauw.com

Venrock Healthcare Capital Partners III, L.P.
Attn:	Sherman Souther
Email address:	ssouther@venrock.com
Address:	3340 Hillview Avenue Palo Alto, CA 94304

VHCP Co-Investment Holdings III, LLC
Attn:	Sherman Souther
Email address:	ssouther@venrock.com
Address:	3340 Hillview Avenue Palo Alto, CA 94304

Venrock Healthcare Capital Partners Eg, L.P.
Attn:	Sherman Souther
Email address:	ssouther@venrock.com
Address:	3340 Hillview Avenue Palo Alto, CA 94304

Cormorant Private Healthcare Fund III, LP
Attn:	Neb Obradovic
Email address:	neb@cormorant-asset.com
Address:	200 Clarendon Street 52nd Floor Boston, MA 02116

Cormorant Global Healthcare Master Fund, LP
Attn:	Neb Obradovic
Email address:	neb@cormorant-asset.com
Address:	200 Clarendon Street 52nd Floor Boston, MA 02116

CRMA SPV, LP
Attn:	Neb Obradovic
Email address:	neb@cormorant-asset.com
Address:	200 Clarendon Street 52nd Floor Boston, MA 02116

Execution Copy

Schedule 10.	OPINION OF DUTCH COUNSEL

Execution Copy

Schedule 11.	NOTARY LETTER

Execution Copy

Schedule 12.	DISCLOSURE LETTER

Execution Copy

Schedule 13.	IPO ALLOCATION LETTERS